Exhibit 10.1

Sysco Corporation 1390 Enclave Parkway Houston, Texas 77077 Telephone: 281-584-1390

PERSONAL AND CONFIDENTIAL

January 10, 2020

Kevin Hourican

Via hand delivery

Dear Kevin:

On behalf of the Sysco Board of Directors (the “Board”), I am delighted to offer you the Sysco leadership role of President and Chief Executive Officer, reporting to the Chairman of the Board, with such duties commensurate with the position of President and Chief Executive Officer of a similarly-sized company operating in the same industry, along with any other duties consistent with such position as may be reasonably assigned to you by the Board. Your employment with Sysco is expected to commence on the Confirmed Start Date set forth below (the actual date employment commences with Sysco, the “Start Date”). Your principal location of employment will be Sysco’s Houston, Texas headquarters, although you may be required to travel from time to time in connection with the fulfillment of your duties.

Your compensation package includes:

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Your annual base salary will be $1,300,000 per year (the “Base Salary”), paid in accordance with Sysco’s regular payroll practices. The Base Salary is subject to annual review and, in the discretion of the Board, increase (but not decrease). Any increased amount is “Base Salary” for all applicable purposes thereafter. Your next compensation review date is expected to be September 2020.

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For Sysco’s fiscal year 2020 (“FY2020”), you will be eligible for an annual cash bonus with actual payment based on achievement of the Company’s financial performance and strategic bonus objectives, which will be consistent with applicable objectives currently in place for other senior executives of the Company. Your target annual bonus each fiscal year during your employment will be 150% of your Base Salary. Your bonus during FY2020 will be prorated from January 1, 2020 for FY2020 unless the Start Date is after February 15, 2020 (except at the request of the Company), in which case your bonus will be pro-rated based on your period of actual service with Sysco during FY2020. Eligibility for the bonus is contingent upon your continued employment with Sysco through the end of the fiscal year (except as set forth below).

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For FY2020, you will be granted a long-term incentive award under the Company’s 2018 Omnibus Incentive Plan (“Plan”) for FY2020 with a grant date fair value equal to $8,500,000 as soon as practicable (but not later than fifteen (15) days) after the Start Date. This award will be in the form of 40% non-statutory stock options and 60% performance share units (“PSUs”) (such stock options and PSUs, the “2020 Annual Equity Award”). The stock options will vest, based on continued service to Sysco, 33% on each of August 21, 2020, August 21, 2021 and August 21, 2022 and have a 10-year term, and the PSUs will have a performance period from June 30, 2019 until July 2, 2022. The 2020 Annual Equity Award will have such other terms and conditions as the stock options and PSUs granted to other senior executives in FY2020, except that vesting of 50% of the unvested portion of the 2020 Annual Equity Award will fully accelerate (with performance deemed met at the target level) upon a termination of your employment by Sysco without Cause or resignation by you for Good Reason. Thereafter, you will be eligible to receive annual equity awards in the amounts and with such terms as determined by the Compensation and Leadership Development Committee of the Board (the “Committee”) in its discretion.

•	You will receive a one-time, initial cash lump sum sign-on bonus of $2,000,000, payable within 30 days after the Start Date (the “Initial Sign-On Bonus”).

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You will also be eligible to receive an additional bonus (the “Make-Whole Bonus”) in respect of any forfeited annual cash bonus for 2019 from your current employer in an amount equal to (1) your current target bonus opportunity of $1,450,000, paid within thirty (30) days after the Start Date, plus (2) an amount equal to any annual cash bonus above the target bonus opportunity of $1,450,000 that would have been earned based on actual performance as reported in your current employer’s 2020 annual stockholders meeting definitive proxy statement (with any individual performance requirements to be deemed fully satisfied), paid within thirty (30) days after the date such definitive proxy statement is filed.

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In the event your employment is terminated by Sysco for Cause or you voluntarily resign without Good Reason, you agree to repay, (1) with respect to the Initial Sign-On Bonus and the Make-Whole Bonus, if occurring prior to the first anniversary of your Start Date, 100% of the net (after tax) amount or (2) solely with respect to the Sign-On Bonus, if occurring on or after the first anniversary of your Start Date but prior to the second anniversary of your Start Date, 50% of the net (after tax) amount, in each case, repaid within thirty (30) days after your termination date.

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In order to compensate you for the forfeiture of equity awards with your current employer that is anticipated to be incurred in connection with your employment by Sysco, you will receive a special one-time, make-whole equity grant (the “Make-Whole Equity Grant”) having a grant date fair value of $12,800,000, which will be made as soon as practicable (but not later than fifteen (15) days) after the Start Date. This award will be granted 33% in the form of non-statutory stock options, 33% in the form of time-based restricted stock units (“RSUs”) and 33% in the form of PSUs. The stock options will vest, based on continued service to Sysco, 33% on each of August 21, 2020, August 21, 2021 and August 21, 2022 and have a 10-year term. The RSUs will vest (and be settled promptly upon vesting), based on continued service to Sysco, 50% on each of the 12 month and 18 month anniversaries of the Start Date. The PSUs will have a performance period from June 30, 2019 until July 2, 2022 and be settled promptly following a determination of achievement of the performance objectives. The Make-Whole Equity Grant will have such other terms and conditions as awards granted to other senior executives in FY2020, except that vesting of the Make-Whole Equity Grant will fully accelerate (with performance deemed met at the target level) upon a termination of your employment by Sysco without Cause or resignation by you for Good Reason.

Severance and Benefits. You will also be eligible to receive the following benefits:

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Upon a termination of your employment by Sysco without Cause or upon your resignation for Good Reason that in either case is not a Change in Control Termination, you will be entitled to receive, subject to execution and non-revocation of the Company’s standard release of claims (which becomes irrevocable no later than fifty-five (55) days after your date of termination), (1) an amount equal to two (2) times the sum of your Base Salary plus target Annual Performance Bonus, payable in substantially equal payroll installments for twenty-four (24) months after your date of termination beginning on the first regular payroll date following the date on which the release becomes irrevocable, provided that the first such payment will include all payments that would have been made to you had such payments commenced on the first regular payroll date following your date of termination; (2) a pro rata bonus based on the number of days you are employed during the then-current fiscal year until your date of termination, subject to attainment of applicable Sysco performance goals for such fiscal year and payable at the time annual cash bonuses are paid to other Sysco executives (the “Pro-Rata Bonus”); and (3) continuation of health, dental and vision benefits at active employee rates for twenty-four (24) months after your date of termination, which shall run concurrently with any period in which you are eligible to receive health benefits under COBRA (“Health Care Continuation”).

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Upon a Change in Control Termination, you will be entitled to receive, subject to execution and non-revocation of the Company’s standard release of claims, (1) an amount equal to three (3) times the sum of your Base Salary plus target Annual Performance Bonus, paid in a lump sum within thirty (30) days following your date of termination; provided, if the Change in Control is not a “change in control event” under Section 409A (as defined below), then such sum will be payable in substantially equal payroll installments for twenty-four (24) months after your date of termination beginning on the first regular payroll date following the date on which the release becomes irrevocable (which shall be no later than fifty-five (55) days after your date of termination), provided that the first such payment will include all payments that would have been made to you had such payments commenced on the first regular payroll date following your date of termination; (2) the Pro-Rata Bonus; and (3) Health Care Continuation for thirty-six (36) months after your date of termination.

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You will be eligible for full participation in Sysco’s standard health and welfare benefit plans and programs as in effect from time to time, including approved leave policies, and not less than four (4) weeks’ annual vacation, on the same basis as made available to similarly situated senior executives. Medical, dental, vision, and life / AD&D insurance will be effective the first day of the month coincident with or next following 60 days after your Start Date. For the duration of any such waiting period until you become eligible to receive benefits under Sysco’s health plan, Sysco will reimburse you for the employer-portion of COBRA health coverage continuation from your current employer, such that you would only pay Sysco active employee rates for such period.

•	You will be eligible to participate in the Sysco Corporation Employees 401(k) Plan effective on your hire date.

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You will be eligible to receive reimbursement for all reasonable business expenses in accordance with Sysco’s business expense reimbursement policy and, in addition, up to $30,000 in legal fees incurred by you in connection with the preparation and negotiation of this letter agreement and related agreements.

•	In addition to Sysco’s standard employee benefits, you will also be eligible to participate in the following significant executive benefit programs:

•	A Management Savings Plan, which is a non-qualified deferred compensation program that allows you to defer salary and bonus on a pre-tax basis above amounts limited under the company’s 401(k) plan

•	A Disability Income Plan that will provide you with benefits in case of personal disability; and

•	Additional group life and accidental death and dismemberment insurance coverage.

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You will either be provided with security monitoring services for your primary residence, or, if Sysco determines not to provide such services, you will be reimbursed for the reasonable cost of procuring such services.

•	Sysco will reimburse you for tax and financial planning services not to exceed $15,000 per fiscal year.

•	All payments and benefits under this letter agreement and any other agreement with Sysco are subject to applicable tax withholding.

Other Conditions of Employment. The following additional terms and conditions apply to your offer of employment with Sysco:

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In addition to your role as President and Chief Executive Officer, Sysco will appoint you as a member of the Board effective the Start Date and thereafter cause you to be nominated as a member of the Board, and you agree, as so appointed or thereafter if elected, to serve as a member of the Board without additional compensation.

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You agree to relocate to the Houston, Texas area no later than December 31, 2020 and Sysco agrees to provide you with relocation benefits in accordance with the terms and conditions of Sysco’s current domestic relocation policy applicable to your position, a copy of which has been previously provided to you, except that notwithstanding anything in the policy, the miscellaneous expense reimbursement will be up to $25,000 and Sysco will pay a gross-up for all taxes incurred by you on all benefits, payments and reimbursements under the relocation policy (including the miscellaneous expense reimbursement).

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Concurrently with execution of this letter agreement, you agree to enter into a restrictive covenants agreement with Sysco providing for customary restrictive covenants (the “Protective Covenants Agreement”), including confidentiality, non-disparagement, intellectual property covenants and two (2) year post-employment non-compete and non-solicit of customers, vendors and employees’ restrictions, a copy of which has been provided to you. By your execution of this letter agreement, you represent and warrant that you are not subject to any restrictive covenant with your current employer or otherwise that would interfere with your employment with Sysco and Sysco agrees that you have satisfied this representation with respect to the agreement between you and your current employer that you have furnished to Sysco.

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Sysco will at all times indemnify you to the maximum extent permitted under Sysco’s corporate charter, by-laws and applicable law. Sysco will at all times cover you under any contract of directors’ and officers’ liability insurance that covers members of the Board. Such indemnification and insurance coverage to survive any termination of your employment or service as a member of the Board.

Treatment of Payments Under Sections 280G and 409A

Notwithstanding anything in this letter agreement or any other plan, arrangement or agreement to the contrary:

In the event that any payment or benefit received or to be received by you (whether pursuant to the terms of this letter agreement or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would fail to be deductible under Section 280G of the Internal Revenue Code (“Section 280G”) or otherwise would be subject (in whole or part) to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”) then, the payments or benefits to be received by you that are subject to Section 280G shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments).

Payments and benefits under this letter agreement are intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”), to the extent subject thereto, and accordingly, such payments and benefits will be interpreted and administered to be in compliance with or exempt from Section 409A. Notwithstanding anything to the contrary in this letter agreement, you will not be considered to have terminated employment with Sysco for purposes of any payments or benefits under this letter agreement which are subject to Section 409A until you have incurred a “separation from service” within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this letter agreement will be construed as a separate identified payment for purposes of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties as a “specified employee” under Section 409A, payments and benefits that would otherwise be paid or provided pursuant to this letter agreement or any other arrangement between you and Sysco during the six-month period immediately following your separation from service will instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your date of death). To the extent required to avoid any accelerated or additional tax under Section 409A, amounts reimbursable to you under this letter agreement will be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during one year may not affect amounts reimbursable or provided in any subsequent year. If your date of termination occurs after November 1 of a given calendar year, any severance payments provided in this letter agreement shall be paid (or commence to be paid) in January of the immediately following calendar year. Sysco makes no representation that any or all of the payments and benefits described in this letter agreement will be exempt from or comply with Section 409A and will exercise commercially reasonable efforts to preclude Section 409A from applying to any such payment.

Definitions. For purposes of this letter agreement, the following terms have the meanings set forth as follows:

“Cause” means your (1) conviction of, or plea of nolo contendere to a felony under federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling your employment or service duties, (3) willful and deliberate failure to perform your employment or service duties in any material respect or (4) your violation of any non-competition, non-solicitation, confidentiality or other restrictive covenants agreement or code of conduct applicable to you.

“Change in Control Termination” means a termination of your employment by Sysco without

Cause or your resignation of employment with Sysco for Good Reason, either occurring during the period beginning on the date a Change in Control (as defined in the Plan) occurs and ending on the second anniversary thereof.

“Good Reason” means the occurrence of one or more of the following, without your consent: (1) a material diminution in your authority, duties or responsibilities; (2) a material change in the geographic location at which you must perform services for the Company or its subsidiaries; (3) a material diminution in the authority, duties or responsibilities of the Chairman (unless you are then reporting to the Board); or (4) a material diminution in your Base Salary. You must provide written notice of your intent to terminate for Good Reason to Sysco within 30 days after the event constituting Good Reason. Sysco shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in your notice of termination. If Sysco does not correct the act or failure to act, you must terminate your employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

Miscellaneous

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As Chief Executive Officer of Sysco Corporation, you will be required to comply with all applicable Sysco policies including the Stock Ownership Requirements as set forth in Sysco’s Corporate Governance Guidelines. Five years from your date of hire, you will be required to own Sysco stock valued at seven (7) times your salary. During that five-year period, you will be subject to retention requirements until your holdings meet or exceed the ownership requirements.

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You will be required to complete Form I-9 (Employment Eligibility Verification). You will need to provide the required forms of identification within 3 business days of the Start Date. Please review the attached list of acceptable documents and bring either a single List A document or both List B and a List C document to your meeting with Human Resources and Payroll.

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This offer is contingent upon your execution of the Protective Covenants Agreement and successful completion of the pre-employment drug check process. Any employee may terminate his/her employment at any time, with or without reason, and the company retains the same right, subject to the terms of this letter agreement.

•	This letter agreement is governed by the laws of the State of Texas, without regard to its conflicts of laws principles.

Kevin, we are excited to have you join the Sysco team and look forward to your contributions to our future success.

Sincerely,

/s/ Edward D. Shirley
Edward D. Shirley
Member, Board of Directors of Sysco Corporation

Agreed and Accepted:	Confirmed Start Date:

/s/ Kevin Hourican	February 1, 2020
Kevin Hourican

cc:	John M. Cassaday, Chair, Compensation and Leadership Development Committee of the Board of Directors of Sysco Corporation

Paul T. Moskowitz, Executive Vice President, Human Resources

Eve McFadden, Vice President, Legal, General Counsel and Corporate Secretary